Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
to Prospectus Dated April 7, 1997                             File No. 333-20321


                                 CEPHALON, INC.


         This prospectus supplement supplements information contained in that certain prospectus of Cephalon, Inc. dated April 7, 1997, as previously amended and supplemented (the "Prospectus") covering the resale from time to time of up to 1,524,000 shares of common stock, $.01 par value (the "Common Stock"), of Cephalon, Inc. (the "Company") by certain selling stockholders of the Company. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

         The information set forth in the Prospectus under the caption "Selling Stockholders" with respect to Diaz & Altschul Group, LLC ("DAG") remains the same except that (i) DAG has transferred it ownership interest in the warrants and the shares underlying the warrants to OTATO Limited Partnership ("OTATO") and (ii) footnote (3) is deleted in its entirety. As such, OTATO shall now be considered a Selling Stockholder for purposes of the Prospectus with respect to the 55,314 shares of Common Stock previously beneficially owned by DAG. The information set forth in this paragraph amends the Prospectus and is deemed to be included in the Prospectus.



                 THE DATE OF THIS PROSPECTUS IS FEBRUARY 16, 2000